Registration No. 333-234365

Registration No. 333-237350

Registration No. 333-253531

Registration No. 333-262996

Registration No. 333-270096

Registration No. 333-277380

Registration No. 333-285076

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-234365

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-237350

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-253531

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-262996

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-270096

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-277380

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-285076

UNDER

THE SECURITIES ACT OF 1933

SPRINGWORKS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-4066827
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Washington Blvd

Stamford, CT 06902

(203) 883-9490

(Address of Principal Executive Offices) (Zip Code)

SpringWorks Therapeutics, Inc. 2019 Stock Option and Incentive Plan
SpringWorks Therapeutics, Inc. Amended and Restated 2019 Stock Option and Equity Incentive Plan
SpringWorks Therapeutics, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plans)

Michael MacDougall
Secretary

SpringWorks Therapeutics, Inc.
100 Washington Blvd
Stamford, CT 06902
(203) 883-9490

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Matthew Hurd Eric Krautheimer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by SpringWorks Therapeutics, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-234365, filed with the SEC on October 29, 2019, pertaining to the registration of 2,924,183 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Registrant reserved for issuance under the 2019 Stock Option and Incentive Plan (the “2019 Private Plan”); 2,657,000 shares of restricted stock, par value $0.0001 per share of the Registrant reserved for issuance under the 2019 Private Plan; 3,679,681 shares of Common Stock reserved for issuance under the 2019 Stock Option and Equity Incentive Plan (the “2019 Equity Incentive Plan”); options to purchase 184,385 shares of Common Stock granted under the 2019 Equity Incentive Plan and 442,153 shares of Common Stock reserved for issuance under the 2019 Employee Stock Purchase Plan (the “2019 ESPP”);
•	Registration Statement No. 333-237350, filed with the SEC on March 23, 2020, pertaining to the registration of an additional 2,150,304 shares of Common Stock reserved for issuance under the 2019 Equity Incentive Plan and 430,061 shares of Common Stock reserved for issuance under the 2019 ESPP;
•	Registration Statement No. 333-253531, filed with the SEC on February 25, 2021, pertaining to the registration of an additional 2,440,980 shares of Common Stock reserved for issuance under the 2019 Equity Incentive Plan and 488,196 shares of Common Stock reserved for issuance under the 2019 ESPP;
•	Registration Statement No. 333-262996, filed with the SEC on February 24, 2022, pertaining to the registration of an additional 2,462,400 shares of Common Stock reserved for issuance under the Amended and Restated 2019 Stock Option and Equity Incentive Plan (“Amended 2019 Equity Incentive Plan”) and 492,480 shares of Common Stock reserved for issuance under the 2019 ESPP;
•	Registration Statement No. 333-270096, filed with the SEC on February 28, 2023, pertaining to the registration of 3,121,157 shares of Common Stock reserved for issuance under the Amended 2019 Equity Incentive Plan and 624,232 shares of Common Stock reserved for issuance under the 2019 ESPP;
•	Registration Statement No. 333-277380, filed with the SEC on February 27, 2024, pertaining to the registration of an additional 3,674,334 shares of Common Stock reserved for issuance under the Amended 2019 Equity Incentive Plan and 663,229 shares of Common Stock reserved for issuance under the 2019 ESPP; and
•	Registration Statement No. 333-285076, filed with the SEC on February 20, 2025, pertaining to the registration of an additional 3,720,163 shares of Common Stock reserved for issuance under the Amended 2019 Equity Incentive Plan and 663,229 shares of Common Stock reserved for issuance under the 2019 ESPP.

On July 1, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated April 27, 2025, by and among the Registrant, Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), and EMD Holdings Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 1, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s/ Michael MacDougall
Name: Michael MacDougall
Title: Secretary